Exhibit 4.3


                      AMENDED AND RESTATED PROMISSORY NOTE





                                      From





                      APPLE RESIDENTIAL INCOME TRUST, INC.
                             a Virginia corporation






                                 to the Order of






                     FIRST UNION NATIONAL BANK OF VIRGINIA,
                         a national banking association






                                                           Date:  August 1, 1997


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Richmond, Virginia                                                $20,000,000.00
                                                                  August 1, 1997


                      AMENDED AND RESTATED PROMISSORY NOTE


         FOR VALUE RECEIVED, the undersigned APPLE RESIDENTIAL INCOME TRUST, INC., a Virginia corporation (the "Borrower") promises to pay to the order of FIRST UNION NATIONAL BANK OF VIRGINIA, a national banking association, and its successors and assigns (the "Lender") at the Lender's offices at One James Center, Richmond, Virginia 23219, or at such other place as the Lender may from time to time designate, the principal sum of TWENTY MILLION AND 00/100 DOLLARS ($20,000,000.00), pursuant to the provisions of this promissory note (the "Promissory Note") and certain documents and writings executed and delivered to the Lender by the Borrower and other signatory parties (the "Loan Documents") in connection with the obligation evidenced herein (the "Loan"), together with interest thereon at the rate hereinafter specified and any and all other sums which may be owing to the Lender by the Borrower under this Promissory Note, on the following terms:

         1. Interest Rate. For the period from the date hereof until all sums due hereunder, whether principal, interest, penalties, fees or other sums have been paid in full, interest shall accrue on the disbursed and unpaid principal balance of this Promissory Note at a floating rate equal to the interest rate obtained by adding two hundred (200) basis points to the One Month LIBOR Rate (as hereinafter defined) in effect each Determination Date (as hereinafter defined) during the Term (as hereinafter defined) of this Promissory Note. As used herein, "One Month LIBOR Rate" for any Determination Date shall mean the offered rate per annum for deposits in U.S. dollars for thirty (30) day periods which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day which is the first London business day prior to such Determination Date. If such rate does not appear on the Telerate Page 3750, the rate for that day will be the arithmetic mean of the rates quoted by two major banks in New York City selected by the Lender, at approximately 11:00 a.m., Richmond, Virginia time, for loans in U.S. dollars to prime banks in the London interbank market for thirty (30) day periods commencing on that day and in an amount approximately equal to the outstanding principal amount of this Promissory Note. As used herein, "Determination Date" shall mean initially the date of this Promissory Note and, thereafter, the last business day of the month preceding the month for which interest is calculated. The interest rate for August, 1997, shall be based on the One Month LIBOR Rate on the initial Determination Date. Beginning on the first month after the date of this Promissory Note, the interest rate of this Promissory Note shall be adjusted on the first day of each month calculated on the basis of One Month LIBOR Rate for the immediately preceding Determination Date until this Promissory Note is paid in full.

         2. Calculation of Interest. Interest shall be calculated on the basis of a three hundred sixty (360) days per year factor applied to the number of actual days elapsed.



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         3. Term.  The term (the "Term") of this  Promissory  Note shall be from the date of this Promissory Note to March 31, 1998 (the "Maturity Date"), which Maturity Date is subject to acceleration as set forth herein.

         4. Repayment. The Borrower shall make monthly payments of all accrued and unpaid interest (through the last day of the previous month), as above set forth, on the first day of each month during the Term, commencing on the first day of the month following the date of this Promissory Note, until the Maturity Date, or such earlier date arising by acceleration. At the Maturity Date, the principal balance of all sums due under this Promissory Note and the other Loan Documents, together with all accrued and unpaid interest, late fees and penalties, shall be due and payable in full.

         5. Application of Payments. All payments made hereunder shall be applied first to penalties, including outstanding loan fees, if any, and next to accrued and unpaid interest, and then to principal or, during any default by the Borrower, in such other order or proportion as the Lender, in its discretion, may determine.

         6. Manner and Method of Payment. All payments called for in this Promissory Note shall be made in lawful money of the United States of America. If made by check, draft, or other payment instrument, such check, draft, or other payment instrument shall represent immediately available funds. In the Lender's discretion, provided the Borrower has failed to pay when due a monthly payment more than twice in any calendar year, any payment made by check, draft, or other payment instrument shall not be considered to have been made until such time as the funds represented thereby have been collected by the Lender. Should any payment date fall on a nonbanking day, the Borrower shall make the payment on the last banking day preceding such payment date.

         7. Prepayment. The Borrower may prepay this Promissory Note in whole at any time or in part from time to time without penalty, premium or additional interest.

         8. Late Payment Penalty. Should any payment of interest, or any other sum due monthly hereunder be received by the Lender more than ten (10) days after its due date, the Borrower shall pay a late payment penalty equal to five percent (5%) of the amount of the payment then due.

         9. Acceleration Upon Default. Upon the failure to pay any amount when due under this Promissory Note and the continuation of such default for a period of fifteen (15) days following receipt of written notice of such default or refusal of delivery of such notice given pursuant to the terms of this Promissory Note or upon any default under any other Loan Document beyond any applicable cure period, the Lender may, in the Lender's sole and absolute discretion and without further notice or demand, declare the entire unpaid balance of principal plus accrued interest and any other sums due hereunder immediately due and payable.

         10. Default Interest Rate. Upon the failure to pay any amount when due under this Promissory Note, or upon any default under any other Loan Document, the Lender may, after the


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lapse of any applicable cure period,  in addition to any other remedy the Lender may exercise, raise the rate of interest accruing on the disbursed unpaid principal balance by three (3) percentage points above the rate of interest otherwise applicable, until such default is cured (if so permitted by the Lender), or until this Promissory Note, and all sums due hereunder, are paid in full.

         11. Interest Rate After Judgment. If judgment is entered against the Borrower on this Promissory Note, the amount of the judgment so entered shall bear interest at the highest rate authorized under this Promissory Note as of the date of entry of the judgment, except as may be otherwise required by law.

         12. Expenses of Collection. Should this Promissory Note be referred to an attorney for collection following a default by the Borrower and its failure to cure within any applicable cure period, the Borrower shall pay all of the Lender's costs, fees and expenses (including reasonable attorneys' fees incurred at the attorney's normal hourly rates) resulting from such referral, even if judgment has not been confessed or suit filed.

         13. Waivers by the Borrower. The Borrower waives presentment, notice of dishonor and protest, notice of intention to accelerate the maturity hereof and notice of the actual acceleration of the maturity hereof.

         14. Extensions of Maturity. The Borrower hereby agrees that the Maturity Date, or any payment due hereunder, may be extended at any time or from time to time by the Lender without releasing, discharging, or affecting the liability of such party.

         15. Commercial Loan. The Borrower represents and warrants that the debt evidenced hereby is a loan made for the acquisition or conduct of a business or investment within the meaning ascribed to those terms under Section 6.1-330.75 of the Code of Virginia, as amended. The Borrower further warrants that all loan proceeds will be used solely to carry on a business or commercial enterprise.

         16. Loan Agreement. This proceeds of the Loan are to be advanced in accordance with the terms and provisions of a certain Loan Agreement dated as of March 1, 1997, as amended by an Amendment to Loan Agreement of even date herewith between the Borrower and the Lender (collectively, the "Loan Agreement").

         17. Estoppel Certificate. The Borrower agrees to furnish to the Lender at any time and from time to time, within fifteen (15) days after a written request by the Lender, a written estoppel certificate, duly executed and acknowledged, setting forth the amount then due under this Promissory Note, and whether any claim, offset or defense then is known to exist under this Promissory Note.

         18. Joint and Several Liability. In the event there exists more than one person described by the term "Borrower," the liabilities and obligations of each such person hereunder shall be joint and several liabilities and obligations.


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         19.  Assignability.  This Promissory Note may be assigned by the Lender or any subsequent holder of this Promissory Note at any time and from time to time.

         20. Notices. Any notice or demand required or permitted in connection with this Promissory Note shall be in writing and made by hand delivery, by overnight courier service for next day delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Lender or the Borrower at the appropriate address set forth below or to such other address as may be hereafter specified by written notice by the Lender or the Borrower, and shall be considered given upon the earlier of (i) delivery at the appropriate address specified above, whether in person, by express courier or by mail, or
(ii) two business days after the postmark date of mailing. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall not invalidate the effectiveness of any notice, demand, request or other communication.

         If to the Lender:

                  Mr. John Schissel
                  Vice President
                  First Union National Bank
                  One First Union Center, DC-6
                  Charlotte, North Carolina 28288-0166


         With a copy to:

                  LeClair Ryan
                  707 East Main Street
                  Richmond, Virginia  23219
                  Attention:  Steven D. Delaney, Esquire

         With a copy to:

                  McGuire, Woods, Battle & Boothe LLP
                  901 East Cary Street
                  Richmond, Virginia  23219
                  Attention:  Martin B. Richards

         If to the Borrower:

                  Apple Residential Income Trust, Inc.
                  306 East Main Street
                  Richmond, Virginia  23219
                  Attention:  S. J. Olander


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

         21. Governing Law. This Promissory Note shall be strictly governed by and construed under the laws of the Commonwealth of Virginia, and the undersigned expressly acknowledges that this Promissory Note was executed and delivered to the Lender within the geographic boundaries of the Commonwealth of Virginia. Jurisdiction and venue in the enforcement or interpretation of this Promissory Note shall be appropriate in any court of competent jurisdiction in the Commonwealth of Virginia, or in the United States District Court for the Eastern District of Virginia, if jurisdiction exists, and the undersigned expressly consents thereto.

         22. Tense and Gender. As used herein, the term "Borrower" includes the singular and the plural and refers to all genders.

         23. Binding Nature. This Promissory Note shall inure to the benefit of and be enforceable by the Lender and the Lender's successors and assigns and any other person to whom the Lender may grant an interest in the Borrower's obligations to the Lender, and shall be binding and enforceable against the Borrower and the Borrower's successors and assigns.

         24. Invalidity of Any Part. If any provision or part of any provision of this Promissory Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Promissory Note and this Promissory Note shall be construed as if such invalid, illegal or unenforceable provision or part hereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.

         25. Disclosure of Information. The Borrower hereby authorizes the Lender to disclose any and all information in its possession with regard to the Borrower, the Loan or any collateral securing the Loan, including but not limited to, financial statements, tax returns, credit reports, payment histories, leases, project revenues and any and all other related information, to: (i) any assignee or contemplated assignee of this Promissory Note; and (ii) any appraiser hired to do an appraisal of any collateral securing this Promissory Note; provided, however, Lender shall endeavor to obtain an agreement from such parties to keep such information confidential.

         26. WAIVER OF JURY TRIAL. THE BORROWER WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE LOAN OR THIS PROMISSORY NOTE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY THE BORROWER AND THE BORROWER ACKNOWLEDGES THAT EXCEPT FOR LENDER'S AGREEMENT TO LIKEWISE WAIVE ITS RIGHTS TO A TRIAL BY JURY NEITHER THE LENDER NOR ANY PERSON ACTING ON BEHALF OF THE LENDER HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. THE BORROWER FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS PROMISSORY NOTE AND ALL OTHER LOAN DOCUMENTS AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER


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WITH COUNSEL. THE BORROWER FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS
THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION AND AS EVIDENCE OF THIS FACT SIGNS THIS PROMISSORY NOTE BELOW.

         27. Amendment and Restatement. This Note hereby amends and restates, in its entirety that certain prior Promissory Note made by Borrower to the order of the Lender, dated March 1, 1997 and in the original principal amount of Ten Million Dollars ($10,000,000.00).

               IN WITNESS WHEREOF, the Borrower has executed this Promissory Note under seal as of the 1st day of August, 1997, with the specific intention that this Promissory Note constitute an instrument under seal.

                                         BORROWER:

                                         APPLE RESIDENTIAL INCOME TRUST, INC., a
                                         Virginia corporation


[CORPORATE SEAL]                         By:  /s/ Glade M. Knight
                                              ----------------------------------
                                         Title:  President
                                                 -------------------------------

Attest: /s/ S.J. Olander
       ----------------------
Title: Secretary
      -----------------------


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